EXHIBIT 1.2

AMENDED and RESTATED ARTICLES of ASSOCIATION

Under section 15 of the Companies Law, 1999

of

RADVIEW SOFTWARE LTD.

A limited liability company

________

GENERAL

1.	Definition and Interpretation

1.1	The following terms in these Articles of Association shall have the respective meanings ascribed to them below:

Additional Closing(s)	As such term is defined in the SPA.

Articles	These Amended and Restated Articles of Association of the Company, as set forth herein or as amended from time to time in accordance with the provisions contained herein and the Companies Law.

Board	The board of directors of the Company duly appointed in accordance with the provisions contained herein.

Business Day	Sunday to Thursday, inclusive, with the exception of holidays and officials days of rest in the State of Israel.

Companies Law
The Companies Law, 5759-1999, as shall be in effect from time to time, and any provisions of the Companies Ordinance [New Version], 5743-1983 still in effect and as shall be in effect from time to time.

Companies Regulations	Any regulations promulgated pursuant to the Companies Law, as shall be in effect from time to time.

Company	Radview Software Ltd.

Convertible Loan and Convertible Loan Agreement
The convertible loan advanced to the Company pursuant to that certain Convertible Loan Agreement, by and among the Company, Fortissimo Capital Fund GP, LP on behalf of the several parallel partnerships for which it serves as the General Partner, Shem Basum Ltd., Mr. Yehuda Zisapel, and Michael Chill, dated April 4, 2006.

Convertible Securities
Options to purchase and/or rights to subscribe for Ordinary Shares, and/or securities by their terms convertible into and/or exchangeable for Ordinary Shares and/or options or warrants to purchase and/or rights to subscribe for such convertible and/or exchangeable securities of the Company.

Deemed Liquidation
Any merger, acquisition or, consolidation following which the existing Shareholders of the Company hold less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity, or the sale, lease, transfer, grant of an exclusive license to, or other disposition of all or substantially all of the assets of the Company, in a single transaction or a series of related transactions.

Director	A person or entity duly appointed as a member of the Board in accordance with the provisions of these Articles and the Companies Law.

ESOP
A plan or agreement approved by the Board in accordance with the provisions of these Articles, pursuant to which the Company may grant and issue Ordinary Shares or options to purchase Ordinary Shares to the Company’s and its Subsidiaries’ employees, Directors, consultants and service providers.

First Closing	The first closing of the transactions contemplated by the SPA as more fully described in Section 5 of the SPA.

Fully Diluted Basis	All issued Shares, and all outstanding options, warrants or any other securities issued by the Company, which are convertible or exchangeable into Shares of the Company.

General Meetings: Annual General, Extraordinary General and Class Meetings
Annual General Meeting: the annual general meeting of the Company’s Shareholders held once every calendar year at such time, being not more than 15 months after the holding of the last preceding general meeting at a place determined by the Board.

Extraordinary General Meeting: any other general meeting of the Company’s Shareholders called by the Directors or any of the Shareholders pursuant to these Articles or the Companies Law, other than the Annual General Meeting.

Class Meeting: a separate Extraordinary General Meeting of the holders of any class of Shares.

The Annual and Extraordinary General Meeting may each be referred to as a General Meeting.

Investment Period
The period beginning on the date of the First Closing and ending on the date which is eighteen (18) months thereafter. In the event that the Investment Period as defined in the SPA is extended, then the Investment Period defined herein shall be identically extended and such extension shall be deemed incorporated herein by reference as of the date of such extension.

Law	The provisions of any law (“din”) as defined in the Interpretation Law, 1981.

Lead Investor	Fortissimo Capital Fund GP, LP on behalf of the several parallel partnerships for which it serves as the General Partner.

Liquidation Event	An event of a liquidation, dissolution or winding up of the Company.

NIS	New Israeli Shekel.

Office Holder(s)	As such term is defined in the Companies Law.

Ordinary Majority
More than fifty percent (50%) of the votes of the Shareholders who are entitled to vote and who actually voted in a General Meeting or Class Meeting (as applicable) in person, by means of proxy or by means of a deed of vote.

Ordinary Share(s)	Ordinary shares of the Company, of nominal value NIS 0.01 each.

Ordinary Shareholder(s)	The holders of Ordinary Shares.

Original Issue Price	With respect to a Share means, for each Series A Preferred Share, US$0.03; and for each Series B Preferred Share, US$0.04.

Preferred Directors	The Directors designated for election by the Lead Investor to the Board from time to time in accordance with these Articles.

Preferred Majority	Preferred Shareholders who hold, at the relevant time, at least fifty-one percent (51%) of the Company’s then outstanding Preferred Shares, voting as a single class.

Preferred Shares	Series A Preferred Shares and Series B Preferred Shares.

Preferred Shareholders	The holders of Preferred Shares.

Price Per Share	US$0.03.

Purchase Date (of a Share)	As to each Share, the date on which such Share was first issued by the Company.

Recapitalization Event	Any share split, share subdivision or combination, distribution of a share dividend or recapitalization relating to the Company’s share capital.

Register	The register of Shareholders of the Company administered in accordance with the Companies Law, or if the Company shall have any branch register(s) – any such branch register(s), as the case may be.

Securities Law	The Securities Law, 1968, as shall be in effect from time to time.
Securities Regulations	Any regulations promulgated pursuant to the Securities Law, as shall be in effect from time to time.

Series A Preferred Shares.	Preferred A Shares of the Company, of nominal value NIS 0.01 each.

Series B Preferred Shares	Preferred B Shares of the Company, of nominal value NIS 0.01 each.

Share(s) and Shareholder(s)
Authorized and/or issued Ordinary Shares and Preferred Shares, and/or any of the Company’s Convertible Securities, existing now or created in the future, of nominal value NIS 0.01 each, or having such other nominal value as determined from time to time in accordance with any applicable Law; and the holder of a Share or Shares, respectively.

Significant Shareholder	A Shareholder who holds five percent (5%) or more of the Company’s issued share capital or of the voting rights in the Company.

SPA
That certain Share Purchase Agreement entered by and among the Company, Fortissimo Capital Fund GP, LP on behalf of the several parallel partnerships for which it serves as the General Partner, Shem Basum Ltd., Mr. Yehuda Zisapel, and Michael Chill, dated April 4, 2006.

Subsidiary(ies)
With respect to an entity, the possession directly or indirectly of at least twenty five percent (25%) of the voting power, the right to appoint at least fifty and one tenth percent (50.1%) of the members of the board of directors or the right to receive at least fifty and one tenth percent (50.1%) of the distributed profits of such entity.

1.2	In these Articles, subject to this Article and unless the context otherwise requires:

(a)
Expressions defined in the Companies Law and/or the Companies Regulations, shall have the meanings so defined. Expressions defined in the Securities Law and/or the Securities Regulations, shall have the meanings so defined.

(b)
Words importing the singular shall include the plural, and vice versa; Words importing the masculine gender shall include the female and neuter genders; Words importing persons shall include bodies corporate and other legal entities.

(c)	The titles of these Articles are for ease of reference only and shall not be deemed to be part thereof. The word "including" shall imply including without limitation.

(d)	All references to number of days mean calendar days, unless expressly indicated otherwise.

(e)
All references to dollars, Dollars, U.S. Dollars, $ or US$ means the lawful currency of the United States of America; All references to New Israeli Shekel or NIS means the lawful currency of the State of Israel.

1.3
The provisions of Section 3 to and including 10 of the Interpretation Law, 5741-1981, will apply to the interpretation of these Articles with the necessary adaptations, unless a logical interpretation of the context clearly requires otherwise.

1.4
To the extent that these Articles make reference to a provision of Law that has been amended or replaced, such provision will be deemed enforceable as if it was included and made part of these Articles as amended or replaced, unless and to the extent that explicitly repealed by Law.

2.	Public Company

The Company is a public company.

3.	The Purpose of the Company

The purpose of the Company is to operate in accordance with business considerations to generate profits; provided, however, that the Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

4.	Limited Liability

The liability of the Shareholders of the Company is limited, each Shareholder up to the full amount such Shareholder undertook to pay for the shares of the Company allotted thereto.

SHARE CAPITAL

5.	Share Capital

The authorized and registered share capital of the Company is NIS 18,750,000 (eighteen million, seven hundred and fifty thousand), divided into (i) 1,500,000,000 (one billion, five hundred million) Ordinary Shares; (ii) 225,000,000 (two hundred and twenty five million) Series A Preferred Shares, nominal value NIS 0.01 each; and (iii) 150,000,000 (one hundred and fifty million) Series B Preferred Shares, nominal value NIS 0.01 each.

6.	Increase of Authorized and Registered Share Capital

6.1
Subject to the restrictive provisions contained in Articles 35 below, the Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then registered have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its registered share capital by the creation of new shares.  Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

6.2	Except to the extent otherwise provided in such resolution of the General Meeting, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

7.	Special Rights; Modifications of Rights

Subject to the restrictive provisions contained in Article 35 below:

7.1	The rights attached to any class of un-issued Shares, may be modified or abrogated by the Company by a resolution of the General Meeting adopted by an Ordinary Majority.

7.2
The rights attached to any class of issued Shares, may be modified or abrogated by the Company by a resolution of the General Meeting adopted by an Ordinary Majority, provided that any modification that would directly alter the rights attached to such class shall require the consent in writing of the holders of more than fifty percent (50%) of the issued shares of such class or a resolution of a separate Class Meeting adopted by an Ordinary Majority.

7.3
Unless otherwise provided by these Articles, the increase of the authorized and registered number of Shares of an existing class of shares, or the issuance of additional Shares thereof, shall not be deemed, for purposes of this Article 7, to alter the rights attached to the previously issued Shares of such class or of any other class.

7.4
Subject to the provisions of the Memorandum of Association of the Company, and these Articles, when effecting an increase of the authorized and registered share capital under Article 6, or when modifying rights of Shares under this Article 7, the Company may provide for Shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the adopted resolutions.

8.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

Subject to: (i) the provisions of Article 7.2 above, (ii) the Companies Law; and (iii) the restrictive provisions contained in Article 35 below:

8.1	The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority;

(a)	Consolidate and divide all or any of its issued or un-issued share capital into Shares of larger nominal value than its existing Shares;

(b)
Subdivide any or all of its Shares (issued or un-issued), into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any Share is subdivided may determine that, as among the holders of the Shares resulting from such subdivision, one or more of the Shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to un-issued or new Shares;

(c)
Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these Shares, and reduce the amount of its authorized and registered share capital by the amount of the Shares so cancelled; or

(d)	Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

8.2
With respect to any consolidation of issued shares into Shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a)	Determine, as to the holder of Shares so consolidated, which issued Shares shall be consolidated into each Share of larger nominal value;

(b)	Allot, in contemplation of or subsequent to such consolidation or other action, such Shares or fractional Shares sufficient to preclude or remove fractional shareholdings;

(c)	Redeem, in the case of redeemable shares, and subject to applicable Law, such Shares or fractional Shares sufficient to preclude or remove fractional shareholdings;

(d)
Cause the transfer of fractional Shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional Shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2 (d).

SHARES

9.	Issuance of Share Certificates; Replacement of Lost Certificates

9.1
The Company shall maintain the Register and a Register of its Significant Shareholders, which Registers shall be administered by the Chief Financial Officer of the Company, subject to the oversight of the Board.

9.2
Share certificates shall bear the signatures, including facsimile signature, of one (1) Director and the corporate secretary, or of two (2) Directors, or of any other person or persons authorized thereto by the Board.

9.3
Each Shareholder shall be entitled to one (1) numbered Share certificate for all the Shares of any class registered in his name, and if the Board so approves, to several Share certificates, each for one or more of such Shares.  Each Share certificate may specify the serial numbers of the Shares represented thereby and may also specify the amount paid up thereon.

9.4	The Share certificate for a Share registered in the names of two or more persons shall be delivered to the person first named in the Register in respect of such co-ownership.

9.5
If a Share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

10.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof, and, shall be entitled to treat the holder of any Share in trust as a Shareholder and to issue to him a Share certificate, in condition that the trustee notify the Company of the identity of the beneficiary, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such Share on the part of any other person.

11.	Issuance of Shares and other Securities

11.1
Subject only to the pre-emptive rights set forth in Article 11.4 below, the un-issued shares from time to time shall be under the control of the Board, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 13 hereof), and either at nominal value or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company any Shares, either at nominal value or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

11.2	The Board may determine to issue a series of bonds or other debt securities, as part of its authority or to take loan on behalf of the Company.

11.3
The Company is entitled to pay a commission (including underwriting fees) to any person, in consideration for underwriting services, or the marketing or distribution of Shares of the Company, whether reserved or unreserved, as determined by the Board. Payments, as stated in this Article 11.3 may be paid in cash or in Shares of the Company, or in a combination thereof.

11.4	Pre-Emptive Rights.

The holders of Preferred Shares (each, an “Entitled Shareholder”) shall be entitled to participate in any subsequent financing of the Company of New Securities (as defined herein), whether during the Investment Period or thereafter, in order to retain their respective percentage ownership in the Company, on a Fully Diluted Basis (with respect to each such Entitled Shareholder, the “Pro-Rata Share”), on the same terms and conditions of any such subsequent financing. For avoidance of doubt, the pre-emptive rights contained in this Article 11 shall not apply or be exercisable by the Entitled Shareholders with respect to non-convertible debt financings. The Entitled Shareholders may exercise their pre-emptive rights contained in this Article 11 according to the following provisions:

11.4.1
Rights Notice and Acceptance Notice. At each time the Company proposes to issue New Securities (as defined herein), it shall give each Entitled Shareholder written notice (the "Rights Notice") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and each Entitled Shareholder’s Pro-Rata Share which each such Entitled Shareholder may acquire pursuant to this Article 11. Each such Entitled Shareholder shall have fifteen (15) days from receipt of the Rights Notice (the “Acceptance Period”) to provide the Company with written notice specifying such Entitled Shareholder’s election to purchase all or any part of its Pro-Rata Share of such New Securities and the number of such New Securities so elected (the “Acceptance Notice”). Any Entitled Shareholder failing to provide an Acceptance Notice by the end of the Acceptance Period shall be deemed to have elected not to exercise its pre-emptive rights under this Article 11 and shall not be allowed to participate in any such financing of the Company with respect to which the Rights Notice was issued.

11.4.2
Right of Over Allotment. In addition to the foregoing, any Entitled Shareholder that has indicated in its Acceptance Notice its intention to purchase all of its Pro-Rata Share of the New Securities (“Fully Exercising Shareholder”), may by indicating the same in its Acceptance Notice, elect to purchase all or any part of the Pro-Rata Share of any Entitled Shareholder that has elected not to exercise its pre-emptive rights hereunder, all on the same terms and conditions as contained in the Rights Notice. In order to exercise this right of over-allotment each Fully Exercising Shareholder desiring to exercise such over-allotment right must indicate in its Acceptance Notice the maximum number of New Securities it desires to acquire.

11.4.3
If the Entitled Shareholders who elect to purchase their full Pro-Rata Shares also elect to purchase in the aggregate more than one hundred percent (100%) of the New Securities being offered by the Company, such New Securities shall be sold to such exercising Entitled Shareholders in accordance with their respective Pro-Rata Share together with any excess on their Pro-Rata Share if the right of over-allotment has been exercised thereby, provided that, subject to the foregoing provisions, the exercising Entitled Shareholders may not acquire, under the provisions of this Article 11, more than the number of New Securities specifically accepted by them in their respective Acceptance Notices. Furthermore, upon the allocation to each exercising Entitled Shareholder of the full number of New Securities it has indicated its acceptance to in its Acceptance Notice, such exercising Entitled Shareholder shall be disregarded in any subsequent computations and allocations hereunder.

11.4.4
After the end of the Acceptance Period and the computation of the entitlements of the exercising Entitled Shareholders to acquire New Securities, the Company shall have one hundred and twenty (120) days from the end of the Acceptance Period to sell such New Securities to the exercising Entitled Shareholders, each such Entitled Shareholder with respect to the portion it has exercised and the remaining New Securities – to one or more third parties, at a price and upon general terms no more favorable to such third party purchasers than specified in the Rights Notice. If the Company has not sold the New Securities within said one hundred and twenty (120) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Entitled Shareholders in the manner provided above.

11.4.5	For the purposes of these Articles, the term “New Securities” shall mean any Shares other than the following:

(a)
Shares issuable under the ESOP, provided that the Board approval of the ESOP (if occurring after the First Closing), included the affirmative vote of at least the majority of the Preferred Directors and not exceeding the then current number of Shares reserved for issuance under the ESOP;

(b)	Shares offered to the public pursuant to a registration statement declared effective by the relevant securities authority;

(c)
Shares to be issued in connection with any pro rata Share split and/or Share dividend, a Recapitalization Event, Share reclassification or similar event relating to the Company’s share capital that does not negatively affect or impair the rights of the Shareholders;

(d)	Shares to be issued in connection with a pro rata rights offering;

(e)	Shares to be issued pursuant to the exercise of any options and/or warrants outstanding prior to the effective date of these Articles;

(f)	Shares to be issued upon conversion of any then outstanding Preferred Shares;

(g)	Shares issued at any Additional Closing;

(h)	The Warrants and Additional Warrants issued and issuable pursuant to the SPA and any Shares issuable pursuant to the exercise of any such Warrants and Additional Warrants; and

(i)
Ordinary Shares issuable to banks or equipment lessors pursuant to debt financing, equipment leasing or a real property transaction approved by the Board, which approval shall include the affirmative vote of at least a majority of the Preferred Directors.

12.	Payment in Installments

If by the terms of issuance of any Share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the Share or the person(s) entitled thereto.

13.	Calls on Shares

13.1
The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of Shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 13.2), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all Shares in respect of which such call was made.

13.2
Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place.  In the event of a call payable in installments, only one notice thereof need be given.

13.3
If, by the terms of allotment of any Share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

13.4	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

13.5
Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

13.6	Upon the allotment of Shares, the Board may provide for differences among the allottees of such Shares as to the amount of calls and/or the times of payment thereof.

14.	Prepayment

With the approval of the Board, any Shareholder may pay to the Company any amount not yet payable in respect of his Shares, and the Board may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board.  The Board may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such advance.

15.	Forfeiture and Surrender

15.1
If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board, may at any time thereafter, so long as such amount or interest remains unpaid, forfeit all or any of the Shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

15.2
Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose Shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such Shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board  from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

15.3
Whenever Shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

15.4	The Company, by resolution of the Board, may accept the voluntary surrender of any Share.

15.5
Any Share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board deems appropriate.

15.6
Any Shareholder whose Shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered Shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such Shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13.5 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so.  In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all Shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

15.7
The Board may at any time, before any Share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	Lien

16.1
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the Shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such Shares on the part of any other person), and upon the proceeds of the sale thereof, securing any sum unpaid in respect of such Shares, whether the period for the payment, fulfillment or discharge of such unpaid sums shall have actually arrived or not.  Such lien shall extend to all distributions from time to time declared in respect of such Shares.

16.2
The Board may cause the Company to sell any Shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

16.3
The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same, as the Board may determine, and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

17.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of Shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a person to execute an instrument of transfer of the Shares so sold and cause the purchaser's name to be entered in the Register in respect of such Shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register in respect of such Shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.	Redeemable Shares

Subject to the restrictive provisions contained in Article 35 below and applicable Law, issue redeemable Shares and redeem the same.

19.	Transfer of Shares

19.1
The Shares of the Company are freely transferable. However, no transfer of Shares shall be registered unless the Company receives a deed of transfer or other proper instrument of transfer, in form and substance satisfactory to the Board, together with the Share certificate(s) and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the Register in respect of the Shares so transferred, the Company may continue to regard the transferor as the owner thereof.  The Board may, from time to time, prescribe a fee for the registration of a transfer. A deed of transfer shall be in the following form or in any substantially similar form, including any such form as is acceptable to the transfer agent for the Company’s Shares, or in any form otherwise approved by the Board.

Deed of Transfer

I, _________, (the “Transferor”) of  ________________, do hereby transfer, in consideration for _____________, to ______________ (the “Transferee”),  ______________share(s) NIS 0.01 par value each of Radview Software Ltd. (the “Company”) to be held by the Transferee and/or his executors, administrators and assigns, subject to the same terms and conditions under which I held the same at the time of execution hereof; and I, the said Transferee, do hereby agree to take the said share(s) subject to the conditions aforesaid.

In witness whereof we hereby execute this Deed of Transfer, this __ day of  ______, 20__.

The Transferor:                                                      The Transferee:
Name:_____________                                         Name: _________________
Signature: __________                                        Signature: ______________

19.2
Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the Shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

19.3
The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the Shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

19.4
A person acquiring a right in Shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, to be registered as the Shareholder or to transfer such Shares to another person, subject to the provisions of this Article 19.

20.	Bearer Share Certificates

The Company shall not issue bearer Share certificates, which grant the bearer rights in the Shares specified therein.

GENERAL MEETINGS

21.	The Authority of the General Meeting

21.1	Matters within the authority of the General Meeting

Without derogating from the restrictive provisions contained in Articles 35 below, the following matters shall require the approval of the General Meeting:

21.1.1	Amendments to these Articles.

21.1.2
The exercise by the General Meeting of the authority of the Board, subject to the provisions of the Companies Law, if it is resolved that the Board is incapable of exercising its authority, and that the exercise of such authority is essential to the orderly management of the Company.

21.1.3	The appointment or reappointment of the Company’s auditor, and the termination or non-renewal of his service.

21.1.4	The election of Directors (except as specifically set forth otherwise in these Articles), including external Directors, in accordance with Article 46.3 hereof.

21.1.5
To the extent required by the provisions of the Companies Law, the approval of actions and transactions with interested parties and the approval of an action or a transaction of an Office Holder,  which might constitute a breach of the duty of loyalty.

21.1.6	Changes to the share capital of the Company, as set forth in Articles 6, 7 and 8 hereof.

21.1.7	A merger of the Company, as defined in the Companies Law.

21.1.8	A Liquidation Event.

21.1.9	Any other matters which the Companies Law requires to be dealt with at the General Meeting of the Company, or any matters which were given to the General Meeting in these Articles.

21.2	The General Meeting shall not delegate to another organ of the Company any of its authorities detailed in Article 21.1 above.

21.3
The General Meeting, by a resolution adopted by an Ordinary Majority, may assume the authority which is given to another organ of the Company according to the Companies Law and/or these Articles; provided however, that such assumption of authorities shall be with regard to a specific issue or for a specific period of time, all as stated in the resolution of the General Meeting regarding such assumption of authorities.

22.	Annual General Meeting

22.1
An annual General Meeting shall be held once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding Annual General Meeting and at such place either within or without the State of Israel as may be determined by the Board.

22.2	Subject to the provisions of the Companies Law, at the Annual General Meeting the Shareholders shall discuss the following issues:

22.2.1	The Company’s annual financial statements;

22.2.2	Appointment of the Company’s auditors or renewal of the term of appointment thereof;

22.2.3	Elect the Directors in accordance with Article 46 below.

22.3	The agenda at an Annual General Meeting may include any other matters as may properly and lawfully be included for transaction at General Meetings.

23.	Extraordinary General Meetings

23.1
At any Extraordinary General Meeting the Shareholders shall discuss and decide on all matters which are not discussed and decided at the Annual General Meeting, and for which the Extraordinary Meeting was convened.

23.2
The Board may, whenever it deems appropriate, convene an Extraordinary Meeting at such time and place, within or without the State of Israel, as may be determined by the Board, and shall be obliged to do so upon the demand of one of the following:

23.2.1	Any two (2) Directors or a quarter of the Directors, whichever is lower; or

23.2.2	Any one (1) or more Shareholders, holding alone or together at least five percent (5%) of the issued share capital of the Company.

23.3
The Board, upon demand to convene an Extraordinary General Meeting in accordance with Article 23.2 above, shall announce the convening of the General Meeting within twenty one (21) days from the receipt of a demand in that respect; provided, however, that the date fixed for the Extraordinary General Meeting shall not be more than thirty five (35) days from the publication date of the announcement of the Extraordinary General Meeting, or such other period as may be permitted by the Companies Law or Companies Regulations.

24.	Class Meetings

24.1
The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to Class Meetings; provided, however, that the requisite quorum at any such Class Meeting shall be one (1) or more Shareholders present in person, by proxy or by deed of vote, and holding together at least fifty and one tenth percent (50.1%) of the issued Shares of such class, calculated on an as-converted basis.

24.2	The Preferred Shares shall be entitled to vote and/or be treated by the Company as a separate class to the other Shareholders with respect to the following matters:

24.2.1	The right to designate for election the Preferred Directors to the Board;

24.2.2	Any matter prescribed by applicable Law as requiring a vote at a Class Meeting;

24.2.3	The distributions referred to in Article 67.1; and

24.2.4	The matters listed in Article 35 below.

25.	Notice of General Meetings

25.1
Unless a shorter period is permitted by Law (provided that such period is not less than seven (7) days prior to the date fixed for the General Meeting), a notice of a General Meeting shall be sent to each Shareholder of the Company registered in the Register and entitled to attend and vote at such meeting, at least twenty one (21) days prior to the date fixed for the General Meeting. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting, the proposed resolution(s) or a concise description thereof, the type of the meeting, the required majority, the determining date with respect to participation and voting, the telephone number and the address of the Company’s offices and the dates when it is possible to browse the full text of the resolutions, and the arrangements for voting by means of a proxy and, if applicable, a deed of vote. Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given.

25.2
Notwithstanding anything to the contrary herein, notice by the Company of a General Meeting may be effected, in addition to any means provided in these Articles, by any other means permitted by, and in accordance with the requirements of the Companies Law or Companies Regulations.

25.3
Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not cause the cancellation of a resolution adopted at that meeting, or the cancellation of acts based on such notice.

PROCEEDINGS AT GENERAL MEETINGS

26.	The Agenda of General Meetings

26.1
The agenda of General Meetings shall be determined by the Board and shall also include issues proposed by persons entitled to demand the convening of a General Meeting in accordance with Article 23 above.

26.2	The General Meeting may adopt resolutions only on issues contained in the agenda for the General Meeting.

26.3
The General Meeting is entitled to accept or reject a proposed resolution, which is on the agenda of the General Meeting. Subject to applicable Law, the General Meeting may adopt a resolution, which is different from the description thereof included in the notice of the General Meeting, provided that such resolution is not materially different from the proposed resolution.

27.	Quorum

27.1	No business shall be transacted at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present when the meeting proceeds to business.

27.2
Subject to the requirements of the Companies Law, the rules of Nasdaq National Market and any other exchange on which the Company’s securities are or may become quoted or listed, and the provisions of these Articles, any two (2) or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof), present in person or by proxy, or who have delivered to the Company a deed of vote indicating their manner of voting, and who hold or represent in the aggregate at least thirty three and one third percent (33⅓%) of the voting power of the Company (calculated on an as converted basis), shall constitute a lawful quorum at General Meetings. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two (2) or more Shareholders, in accordance with the number of Shareholders he is representing.

27.3
If within 30 minutes from the time appointed for the General Meeting a quorum is not present, the meeting, if convened by the Board upon demand under Article 23.2 or,  or if convened by the demanding Shareholder(s) in accordance with the provisions of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week (or the first Business Day thereafter), at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy or by deed of vote and voting on the question of adjournment, or, if a specific date for an adjournment of the General Meeting was specified in the notice of such General Meeting, to such date.  No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy or by deed of vote, shall constitute a lawful quorum.

28.	Chairman

The Chairman of the Board shall preside as Chairman at every General Meeting.  If the Chairman is unable to attend a General Meeting, he or she may designate a Director to serve as Chairman of the General Meeting.  If the Chairman is unable to attend a General Meeting and does not designate a Chairman to serve in his or her place, the Directors may designate a Chairman for the General Meeting. If there is no such designated Chairman at a General Meeting, the Shareholders present shall choose someone of their number or any other person to be Chairman. The position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

29.	Adjourned Meeting

A General Meeting at which a lawful quorum is present (an “Original General Meeting”), may resolve by an Ordinary Majority to adjourn the Original General Meeting, from time to time, to another time and/or place (an “Adjourned Meeting”). In the event that an Original General Meeting is adjourned for twenty-one (21) days or more, a notice of the Adjourned Meeting shall be given in the same manner as the notice of the Original General Meeting. With the exception of the aforesaid, a Shareholder shall not be entitled to receive  notice of an Adjourned Meeting or of the issues to be discussed at the Adjourned Meeting. No business shall be transacted at any Adjourned Meeting other than business, which might lawfully have been transacted at the Original Meeting.

30.	Adoption of Resolutions at General Meetings

30.1
Subject to (i) the restrictive provisions contained in Article 35 below, and (ii) any special majority requirements mandated by the Companies Law, all resolutions at any and all General Meetings, including those with respect to the matters detailed in Article 21.1, shall be adopted by an Ordinary Majority.

30.2
Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person, by proxy or by deed of vote and entitled to vote at the meeting, the same shall be decided by such ballot.  A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands.  If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.  The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot.  The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

30.3
A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile or otherwise), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

32.	Voting Power

Subject to the provisions of Article 34.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote,

(a)	Every Ordinary Share shall entitle the holder thereof to the right to one (1) vote for every one (1) Ordinary Share so held; and

(b)
Every Preferred Share shall entitle the holder thereof to the right to one (1) vote for each Ordinary Share into which such Preferred Share could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share).

All holders of Ordinary Shares and Preferred Shares (on an as converted basis) shall be entitled to vote upon all matters submitted to a vote of the Shareholders of the Company. Other than as set forth in Article 24 above and/or as prescribed by applicable Law, the Preferred Shares shall vote together with the Ordinary Shares, as a single class having no rights to Class Meetings, on all matters submitted to a vote of the Shareholders. The Shareholders’ right to vote set forth in these Articles shall be without regard to whether the vote thereon is conducted in person, by proxy or by deed of vote, by a show of hands, by written ballot or by any other means.

33.	Conversion

33.1
Each Preferred Share shall be convertible at any time, at the option of the holder thereof, into such number of Ordinary Shares that is obtained by dividing the Original Issue Price of such Preferred Share by the Conversion Price (defined below) of such Preferred Share then in effect (the “Conversion Rate”).

33.2
The “Conversion Price” per Preferred Share shall initially be the Original Issue Price for such Preferred Share, and thereafter shall be adjusted in accordance with any subsequent Recapitalization Event and the anti-dilution adjustment, as provided for in this Article 33.

33.3
The applicable Conversion Price of the Series A Preferred Shares shall be subject to adjustment from time to time such that upon each issuance (or deemed issuance, as described in Article 33.4(d) below) by the Company of Additional Securities (as defined below) at any time during the two (2) year period commencing on the Purchase Date of the applicable Series A Preferred Share, without consideration or for a price per Share less than applicable Conversion Price of any Series A Preferred Share, in effect immediately prior to the issuance of such Additional Securities, then the applicable Conversion Price in effect immediately prior to each such issuance shall be reduced to an amount equal to a fraction: (I) the numerator of which shall be the number of issued and outstanding Shares of the Company immediately prior to the issuance of such Additional Securities, multiplied by the applicable Conversion Price in effect immediately prior to such issuance of Additional Securities plus the total consideration received by the Company for the Additional Securities; and (II) the denominator of which shall be the number of issued and outstanding Shares of the company immediately prior to the issuance of such Additional Securities plus the number of Additional Securities issued.

For convenience purposes, the following formula describes the language set forth above:

(P x a) + C’
P’ =       a + n

P	is the Conversion Price of the Preferred Shares, in effect immediately prior to the issuance of Additional Securities.
a	is the number of the issued and outstanding Shares immediately prior to the issuance of the Additional Securities.
C’	is the total consideration received for such Additional Securities.
n	is the number of Additional Securities issued.
P’	is the adjusted Conversion Price.

For example purposes only: if the Conversion Price immediately prior to the issuance of the Additional Securities is $80; the number of issued and outstanding Shares immediately prior to the issuance of the Additional Securities is 300,000; the total consideration received for such Additional Securities is $1,000,000; the number of Additional Securities issued is 25,000; then the adjusted Conversion Price shall be $76.92

P= $80
a=300,000
C’ = $1,000,000
n = 25,000

Notwithstanding the foregoing, and for avoidance of doubt:

33.3.1
In the event the Conversion Price of the Series A Preferred Shares (the “A Conversion Price”) is reduced pursuant the provisions of this Article 33, the Conversion Price of Series B Preferred Shares shall be adjusted and reduced accordingly, such that it shall at all times be not greater than 133% of the A Conversion Price;

33.3.2
In the event of an issuance or deemed issuance (as described in Article 33.4 below) of Additional Securities, for a price per Share which is higher than the Original Issue Price of the Series A Preferred Shares and lower than the Original Issue Price of the Series B Preferred Shares, then the Conversion Price of the Series B Preferred Shares shall be subject to adjustment in the manner provided for in this Article 33.3 for the Series A Preferred Shares, mutates mutandis.

33.4	In applying Article 33.3 above, the following provisions shall apply:

(a)
No adjustments of any applicable Conversion Price pursuant to Article 33.3 shall be made if it has the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(b)
In the case of issuance of Additional Securities for cash, the consideration for the purposes of Article 33.3 above shall be deemed to be the amount of cash received therefor after giving effect to any discounts, commissions or other expenses, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(c)
In the case of issuance of Additional Securities for a consideration, in whole or in part other than for cash (the “Non Cash Consideration”), the Non Cash Consideration, shall, for the purpose of Article 33.3 above, be deemed to be the fair value thereof, as determined in good faith by the Board.

(d)
In the case of the issuance of Convertible Securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise, conversion or exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such Convertible Securities shall be deemed to have been issued at the time of issuance of the Convertible Securities, at a consideration equal to the consideration determined in the manner provided in paragraphs (b) and (c) of this Article 33.4, if any, received by the Company upon the issuance of such Convertible Securities plus any additional consideration payable to the Company pursuant to the term of such Convertible Securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby, and the applicable Conversion Price shall be adjusted accordingly.

(e)
For the purposes of Article 33.3 above, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to paragraph (d) of this Article 33.4.

33.5	“Additional Securities” shall mean any Shares issued or deemed to have been issued pursuant to Article 33.4(d) above after the applicable Purchase Date, other than:

(a)	Shares issuable upon conversion of any of the Preferred Shares, or Shares issued at, or issuable pursuant to any Additional Closing;

(b)	Shares issued as a dividend or distribution on the Preferred Shares;

(c)	Shares issued upon exercise of any Convertible Securities outstanding prior to the date of the First Closing;

(d)	Shares issued upon exercise of the Warrants and Additional Warrants issued pursuant to the SPA and as defined therein;

(e)	Shares issuable upon a Recapitalization Event;

(f)
Ordinary Shares, or options to purchase Ordinary Shares issued or issuable under an ESOP, and if the Board approval of the ESOP first occurs after the First Closing, then such Board approval shall include the affirmative vote of at least a majority of the Preferred Directors; and

(g)
Ordinary Shares issued or issuable to banks or equipment lessors pursuant to debt financing, equipment leasing or a real property transaction approved by the Board, which approval (if first occurring after the First Closing) shall include the affirmative vote of at least a majority of the Preferred Directors.

33.6
If the Company shall subdivide or combine its share capital, the applicable Conversion Price shall be proportionately reduced or increased, as applicable, as at the effective date of such subdivision or combination, or if the Company shall fix a record date for the purpose of so subdividing or combining, as at such record date, whichever is earlier.

33.7
Subject to and without derogating from the applicable liquidation preference of the Preferred Shares as set forth in these Articles, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares, as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, the holders of Preferred Shares shall be entitled to receive without payment of any additional consideration a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares receivable by exercise of the conversion rights herein had such holder been the holder of record of such Ordinary Shares on the record date for such distribution, and an appropriate provision therefor shall be made a part of any such distribution.

33.8
Subject to and without derogating from the applicable liquidation preference of the Preferred Shares as set forth in these Articles, if the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article 33.5 above, or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities, Convertible Securities or rights entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, then in each such case, and without derogating from the provisions of these Articles, for the purposes of this Article 33.8, the holders of Preferred Shares shall be entitled to receive such distribution in respect of their holdings on an as-converted basis as of the record date for such distribution.

33.9
If at any time or from time to time there shall be a recapitalization of the Ordinary Shares, other than a Recapitalization Event and other than a merger or sale of assets transaction provided for elsewhere in this Article 33, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 33 with respect to the rights of the holders of the Preferred Shares after the recapitalization, to the end that the provisions of this Article 33.9 (including adjustment of the Conversion Price then in effect and the number of Shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may practicable.

33.10	The Ordinary Shares resulting from the conversion shall rank from the date of conversion pari passu in all respects with the other Ordinary Shares of the Company.

33.11	No fractional shares shall be issued upon conversion of the Preferred Shares and the number of Ordinary Shares to be issued shall be rounded up or down to the nearest whole share.

33.12
The Company shall at all times reserve and keep available out of its authorized but un-issued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. All Ordinary Shares, which shall be so issued, shall be duly and validly issued and fully paid and non-assessable.

33.13
In the event at any time the number of authorized Ordinary Shares of the Company shall be insufficient to permit the conversion of all Preferred Shares into Ordinary Shares in accordance with the conversion provisions set forth in this Article 33, the Shareholders shall vote in favor of such increase in the Company's authorized share capital and any other actions, as shall be necessary to permit such conversion and give full force and effect to the provisions of this Article 33. Each Shareholder who transfers his Shares in the Company shall require the transferee to agree in writing to be bound by the provisions of this Article 33 as if such transferee were a “Shareholder” hereunder.

33.14
Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 33, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and/or readjustment; (b) the applicable Conversion Price at the time in effect; and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of one (1) Preferred Share.

33.15
If the Company wishes to determine a record date to determine the holders of any class of Shares for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any Shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

33.16
Before any holder of Preferred Shares shall be entitled to convert any of its Preferred Shares into Ordinary Shares such holder shall surrender the certificate(s) therefor and give written notice, by mail, postage prepaid, to the Company at its office or to any transfer agent for the Preferred Shares, of the election to convert the same and shall state therein the name(s) of any nominee for such holder in which the certificate(s) for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares, or to the nominee(s) of such holder, a certificate(s) for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

34.	Voting Rights

34.1
No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his Shares in the Company have been paid, but this Article shall not apply to Class Meetings pursuant to Article 24.

34.2
A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization, in form acceptable to the Chairman, shall be delivered to the Company.

34.3
Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 34.2) or by proxy (subject to Article 38 below), or by deed of vote in accordance with Article 41 below.

34.4
If two (2) or more persons are registered as joint holders of any Share, the vote of the senior who tenders a vote, in person, by proxy or by deed of vote, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names appear in the Register.

35.	Restrictive Provisions

So long as any of the Preferred Shares are outstanding and the holders of the Preferred Shares hold at least twenty percent (20%) of the issued and outstanding shares of the Company or fifty percent (50%) of the original amount of the Convertible Loan remains outstanding, the Company will not, without the written consent of the Preferred Majority, either directly or by amendment, merger, consolidation, or otherwise, effect any of the following actions:

35.1	Amend these Articles or authorize an increase or reduction in the Company’s share capital;

35.2	Alter or change the rights, preferences or privileges of the Preferred Shares;

35.3	Declare or pay any dividends or make any distributions on any of the Company’s Shares (other than on the Preferred Shares);

35.4
Redeem, purchase or otherwise acquire any of the Company’s Shares ranking junior or pari passu with the Preferred Shares (except for: (i) repurchases of Ordinary Shares from participants of an ESOP or arrangements approved by the Board upon termination of employment; and (ii) redemptions of Preferred Shares);

35.5	Authorize or issue any Shares having rights and/or preferences senior to, or pari passu with, the Preferred Shares, with respect to voting, dividends, redemption or liquidation;

35.6	A sale of the Company by sale of all or substantially all of the Company’s issued and outstanding Shares, merger, consolidation, sale of assets or otherwise;

35.7	Sale or transfer of all or a material part of the Company’s intellectual property assets; and

35.8	Voluntary dissolution or cessation of operations of the Company.

36.	The Determining Date with Respect to Participation and Voting

The Shareholders who are entitled to participate and vote at a General Meeting shall be those Shareholders who are registered in the Register on the date determined by the Board, provided that such date not be more than forty (40) days, nor less than four (4) days, prior to the date of the General Meeting, except as otherwise permitted by the Companies Regulations.

37.	Personal Interest in Resolution

37.1
A Shareholder seeking to vote with respect to a resolution which requires that the majority for its adoption include at least a certain percentage of the votes of all those not having a personal interest (as defined in the Companies Law) in the resolution, shall notify the Company at least two (2) Business Days prior to the date of the General Meeting, whether or not he has a personal interest in the resolution, as a condition for his right to vote and be counted with respect to such resolution.

37.2
A Shareholder voting on a resolution, as aforesaid, by means of a deed of vote or a deed of authorization of a proxy, may include a notice with respect to his personal interest within the deed of vote or deed of authorization, as the case may be.

PROXIES

38.	Voting by Means of a Proxy

38.1
A Shareholder registered in the Register is entitled to appoint by deed of authorization a proxy (who is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company, whether personally or by means of a deed of vote.

38.2
In the event that the deed of authorization is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 38 shall also apply to a Shareholder, which is a corporation, appointing a person to participate and vote in a General Meeting in its stead.

39.	A Deed of Authorization

39.1
The deed of authorization of a proxy shall be in writing and shall be substantially in the form specified below, or in any usual or common form or in such other form as may be approved by the Board.  It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

Deed of Authorization

To: Radview Software Ltd.
Attn: Corporate Secretary

I _____________________ of __________________________________
      (Name of Shareholder)                       (Address of Shareholder)
being a registered holder of __________ Ordinary Shares having a par value of NIS 0.01 each, of Radview Software Ltd., hereby appoint
________________________ of ____________________________
            (Name of Proxy)                                                          (Address of Proxy)
as my proxy to participate and vote for me and in my stead and on my behalf at the General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof / at any General Meeting of the Company, until I shall otherwise notify you.

Signed this ______ day of ____________, 20__.

_________________________
(Signature of Appointer)

39.2
The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company, at its registered office or at such place as the Board may specify, not less than two (2) hours (or not less than twenty four (24) hours with respect to a General Meeting to be held outside of Israel) before the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

40.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to a deed of authorization of a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

DEED OF VOTE

41.	General

41.1
A Shareholder may vote in a General Meeting by means of a deed of vote on any matter brought to the vote before the General Meeting, unless specifically prohibited by the Companies Law and/or Companies Regulations. To the extent that any matter brought to the vote before the General Meeting cannot be voted on by means of a deed of vote, then the Company shall specifically indicate the same in the agenda of the General Meeting distributed to the Shareholders.

41.2	The deed of vote shall be signed by the Shareholder and shall be in any form acceptable to the Board.

41.3
To the extent required by the Companies Law and Companies Regulations, the deed of vote shall be sent by the Company, at its expense, to the Shareholders of the Company who are entitled to vote in the General Meeting, together with the notice with respect to the General Meeting.

41.4
A duly executed deed of vote which was received at the registered office of the Company at least two (2) Business Days prior to the date of the General Meeting, shall constitute the participation and voting of the Shareholder who has delivered it, for each and every purpose, including for the purpose of determining the lawful quorum at a General Meeting. A deed of vote received by the Company, in accordance with this Article, with respect to a certain issue which was not voted on at the General Meeting, shall be viewed as an “abstaining” vote with respect to the resolution to adjourn the General Meeting and, at any Adjourned General Meeting, shall be counted and voted in accordance with the manner set forth therein.

42.	The Disqualification of Deeds of Vote and Deeds of Authorization

Subject to the provisions of applicable Law, the corporate secretary of the Company may, in his discretion, disqualify deeds of vote and deeds of authorization and so notify the Shareholder who submitted a deed of vote or deeds of authorization in the following cases:

42.1.	If there is a reasonable suspicion that they are forged or falsified;

42.2.	If they are not duly executed or completed;

42.3.	If there is a reasonable suspicion that they are given with respect to Shares for which one or more deeds of vote or deeds of authorization have been given and not withdrawn;

42.4.	If more than one choice is marked for the same resolution; or

42.5.
With respect to resolutions which require that the majority for their adoption include a certain percentage of those not having a personal interest in the approval of the resolution, where it was not marked, or otherwise notified to the Company, whether or not the relevant Shareholder has a personal interest.

43.	Recommendations

43.1
The Board, and any other person upon whose lawful demand an Extraordinary General Meeting is convened by the Board, may send to the Shareholders a recommendation in order to persuade them with respect to any matter appearing on the agenda of such General Meeting. The recommendation shall be delivered at the expense of the Company, together with the deed of vote, if so required by Law. Any Shareholder may submit to the Company, no later than fourteen (14) days prior to the date of the General Meeting, a request that a recommendation be delivered on his behalf to the other Shareholders, together with the form of such recommendation. Unless otherwise provided by Law, such recommendation shall be delivered by the Company at the expense of such Shareholder.

43.2
The Board may send to the Shareholders a recommendation in response to a recommendation delivered in accordance with the provisions of this Article, or in response to any other submission to the Shareholders. Such recommendation shall be delivered at the expense of the Company.

BOARD OF DIRECTORS

44.	The Authority of the Board

44.1	The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

44.2	The Board may exercise any authority of the Company, which is not, by the Companies Law or by these Articles, required to be exercised by another organ of the Company.

44.3	Without derogating from the generality of Articles 44.1 and 44.2 above and the provisions of Article 45.6 below, the Board’s authority shall include but not be limited to the following:

44.3.1
The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital.

44.3.2
The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate.

44.3.3
Subject to the provisions of any Law, the Board may, from time to time, authorize any person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

45.	Board Meetings

45.1	Convening Meetings of the Board

45.1.1	The Chairman of the Board may convene a meeting of the Board at any time; provided that a meeting of the Board shall be convened at least once in every three (3) month period.

45.1.2	The Chairman of the Board shall convene a meeting of the Board at any time or when the provisions of the Companies Law require that such a meeting be convened.

45.2	Notice of a Meeting of the Board (amended December 2011)

45.2.1
Any notice with respect to a meeting of the Board may be given orally or in writing, so long as the notice is given at least five (5) days prior to the date fixed for the meeting,. Such notice shall be delivered personally, by mail, or transmitted via facsimile or e-mail or through another means of communication, to the address, facsimile number or to the e-mail address or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance. Notwithstanding the foregoing, in urgent circumstances, a Board meeting may be convened without any prior notice with the approval of a majority of the Directors.

45.2.2
A notice with respect to a meeting of the Board shall include the venue, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board requests to be included in the notice with respect to the meeting.

45.3.	The Agenda of Board Meetings

The agenda of any meeting of the Board shall be as determined by the Chairman of the Board, and shall include the following matters:

45.3.1	Matters for which the meeting is required to be convened in accordance with the Companies Law;

45.3.2
Any matter requested by a Director or by the Company’s General Manager to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

45.3.3	Any other matter determined by the Chairman of the Board.

45.4.	Quorum

Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Board), but shall not be less than two Directors. Notwithstanding the foregoing, any quorum for a meeting of the Board must include at least two (2) of the Preferred Directors, unless applicable Law prohibits such Preferred Directors from participating at the meeting(s).

45.5.	Conducting a Meeting Through Means of Communication

The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

45.6.	Voting in the Board

45.6.1
Subject to the below provisions of this Article 45.6, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Board). Each Director, including the Chairman, shall have a single vote.

45.6.2
During the nine (9) month period following the First Closing, the Company shall not, without the approval of the Board, which approval shall include the affirmative vote of the majority of the Preferred Directors, do any of the following:

45.6.2.1	Make any loan or advance to, or own any shares or other securities of any, subsidiary or other corporation, partnership, or other entity, unless it is wholly owned by the Company;

45.6.2.2
Make any loan or advance to any person, including any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee share or option plan approved in accordance with Article 45.6.2.7 below;

45.6.2.3	Guarantee, any indebtedness except for trade accounts of the Company arising in the ordinary course of business;

45.6.2.4
Make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any registered US or Israeli bank or obligations issued or guaranteed by the United State of America or the State of Israel, in each case having a maturity not in excess of two (2) years;

45.6.2.5	Incur any aggregate indebtedness in excess of US$100,000;

45.6.2.6
Enter into or be a party to any transaction with any Director, officer or employee of the Company or any ‘associate’ (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such person, except for transactions in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board;

45.6.2.7	Hire, fire, or change the compensation of the executive officers, including approving any option plans;

45.6.2.8	Change the principal business of the Company, enter new lines of business, or exit the current line of business; or

45.6.2.9	Sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business.

45.7.	Adoption of Resolutions Without Convening

The Board may adopt resolutions without actually convening with the written consent (given by letter, facsimile, e-mail or otherwise) or oral consent (provided that such consent has been confirmed in writing by the Chairman of the Board) of all the Directors then in office and lawfully entitled (as conclusively determined by the Chairman of the Board) to participate and to vote thereon. Matters presented in accordance with this Article 45.7 shall be decided in accordance with the provisions of Article 45.6 above. Resolutions adopted pursuant to this Article 45.7 shall be deemed to have been duly adopted by a meeting of the Board duly convened and held. Minutes of such resolutions shall be approved and signed by the Chairman of the Board.

45.8.	Written Resolution

A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Board) or to which all such Directors have given their consent (by letter, facsimile, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

46.	The Appointment of Directors

46.1.	The Number of Directors

The Board shall consist of such number of Directors, not less than five (5) nor more than nine (9).

46.2.	Directors Generally

46.2.1	Subject to the provisions of the Companies Law, a Director may hold another position in the Company.

46.2.2	A company or other corporate entity may serve as a Director in the Company, subject to the provisions of Articles 47.2 and 47.3 below.

46.2.3
The Board shall include external Directors as may be required to comply with the requirements of Companies Law, and independent Directors (any of whom may serve as an external Director as referred to above) as may be required to comply with the requirements of the Nasdaq Stock Market or any other securities exchange on which the securities of the Company are then quoted or listed.

46.3.	The Election of Directors and their Terms of Office

46.3.1.
The Directors shall be elected at each Annual General Meeting by a resolution adopted by an Ordinary Majority; provided, however, that external Directors shall be elected in accordance with the Companies Law and/or any securities exchange rule applicable to the Company. The Directors shall commence the terms of their office from the close of the Annual General Meeting at which they are elected, unless a later date is stated in the resolution with respect to their appointment, and, subject to the provisions of the Companies Law with respect to external Directors, shall serve in office until the close of the next Annual General Meeting, unless their office is vacated earlier in accordance with the provisions of applicable Law or these Articles.

46.3.2.
Subject to the provisions of the Companies Law with respect to external Directors, at each Annual Meeting, the Directors that were elected in the previous Annual General Meeting, and thereafter, in any Extraordinary General Meeting, or otherwise previously appointed to the Board, shall be deemed to have resigned from their office. A resigning Director may be reelected.

46.3.3.
The General Meeting, by a resolution adopted by an Ordinary Majority, or the Board, upon approval of the majority of the Directors of the Company, may elect any person as a Director, to fill an office which became vacant, and also in any event in which the number of members of the Board is less than the maximum set in Article 46.1 above. Any Director elected in such manner shall serve in office until the next Annual Meeting. Notwithstanding the foregoing, if a Director is appointed by Board in accordance with the provisions of this Article 46.3.3, and the vacant office was originally occupied by a Preferred Director, then the new Director shall be elected by a resolution adopted by the remaining Preferred Directors.

47.	Alternate Directors and Representative of a Director that is a Company

47.1	Alternate Directors

47.1.1.
Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint any person to serve as a substitute director (an "Alternate Director"), provided that the Alternate Director is qualified pursuant to applicable Law to be appointed as a Director, and may further dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, for a certain meeting or a certain period of time to be specified in the notice of appointment. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

47.1.2
An Alternate Director shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the Director for whom he is serving as director has, provided however, that he shall have no standing at any meeting of the Board of any committee thereof while the Director who appointed him is present.

47.1.3	The provisions of these Articles with respect to the appointment of Directors shall apply with respect to the appointment of an Alternate Director.

47.1.4
The office of an Alternate Director shall be automatically vacated if his appointment is terminated by the Director who appointed him in accordance with these Articles, or if the office of the Director for whom he serves as an Alternate Director shall be vacated or terminated for any reason.

47.1.5
The Alternate Director has the right to receive notices of any meetings of the Board and may participate or vote at such meetings only of the Director appointing said Alternate Director is absent from said meeting.

47.1.6
An Alternate Director can act as such for and on behalf of several serving Directors and/or for and on behalf of serving Alternate Directors. Notwithstanding anything to the contrary, an Alternate Director may serve on a Committee (as defined in Article 52.1 below), provided however, that he is not at the same time serving as a member of such Committee.

47.2	Representative of a Director that is a Company

A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead (a “Director’s Representative”). Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

47.3.	Provisions with Respect to Director’s Representatives

47.3.1.
A Director’s Representative shall have all the authority of the Director who appointed him, provided, however, that he may not in turn appoint an alternate or a representative for himself (unless the instrument appointing him otherwise expressly provides).

47.3.2.
The office of a Director’s Representative shall be vacated if his appointment is terminated by the Director who appointed him in accordance with these Articles, or if the office of the Director for whom he serves as a Director’s Representative shall be vacated or terminated for any reason.

48.	Termination of the Term of a Director

Subject to the provisions of the Companies Law with respect to external Directors, the term of a Director   shall automatically terminate and expire in any of the following cases without need for any further action by the Company and/or the General Meeting:

48.1	If the Director resigned from office by way of a signed letter, filed with the corporate secretary at the Company’s office;

48.2	If the Director is declared bankrupt;

48.3	If the Director is declared by an appropriate court to be incapacitated and/or mentally incompetent;

48.4
Upon the death of the Director, and, in the event the Director is a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order against it;

48.5
If the Director is removed from his office by way of a resolution adopted by the General Meeting by an Ordinary Majority, or, in the event of a Preferred Director, if he is removed from his office by way of a resolution adopted by the Preferred Majority;

48.6	If he is convicted of a crime requiring his termination pursuant the Companies Law; or

48.7	If his term of office is terminated by the Board in accordance with the provisions of the Companies Law.

49.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter; provided, however, that if the number of continuing Directors is less than the minimum number provided for pursuant to Article 46.1 hereof, then the Board must act in order to fill any vacancy or vacancies in accordance with the provisions of Article 46.3.3.

50.	Compensation of Directors

50.1.
Directors who do not hold other positions in the Company and who are not external Directors shall not receive any compensation from the Company, unless such compensation and its amount are approved by the General Meeting, subject to applicable Law.

50.2.	The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

50.3.	The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board.

51.	Personal Interest of a Director

Subject to compliance with the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

52.	Committees of the Board of Directors

52.1.
Subject to the provisions of the Companies Law, the Board may delegate its authorities or any part of them to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board. The Board may adopt a charter, or guidelines, for any such committee and amend the same from time to time. In these Articles, any such committee of the Board shall be referred to as a “Committee”. The Board may also establish advisory committees for a particular or general purpose, whose function will be to advise the Board and make recommendations on the subject matter for which it was established to advise the Board on (an “Advisory Committee”). The Board may appoint any person to the Advisory Committee, whether such person is a Director or not. The decisions of the Advisory Committee shall not be binding on the Board and any Advisory Committee so established shall have a non-binding advisory capacity only.

52.2.
Subject to the provisions of the Companies Law, the rules of the Nasdaq National Market or any other exchange on which the Company’s securities are or may become quoted or listed, each Committee shall consist of at least two (2) Directors, of which at least one shall be an external Director; provided that the audit Committee shall consist of at least three (3) Directors, and all of the external Directors of the Company shall be members of such audit Committee.

52.3.
The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each Committee, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the Committee, as stated, shall be at least a majority of the members of the Committee, unless otherwise required by Law.

52.4.
The Board of Directors may delegate the authority to determine compensation of Office Holders (“Nosei Misra”) or other employees of the Company, with the exception of compensation of Directors, to a Committee; provided that the Committee may only authorize compensation if the grant of such compensation is not an extraordinary transaction (“Iska Hariga”), as such term is defined in the Companies Law.

52.5
Notwithstanding anything to the contrary herein, and provided that such appointment is not prohibited by applicable Law and/or the rules of the Nasdaq National Market or any other exchange on which the Company’s securities are or may become quoted or listed, to each Committee and Advisory Committee, the Board shall appoint at least one (1) Preferred Director.

53.	Chairman of the Board

53.1.	Appointment

53.1.1.
The Board shall choose one of its members to serve as the Chairman of the Board. Unless otherwise provided in the appointing resolution, the Chairman of the Board shall be appointed at each first meeting of the Board held after the General Meeting in which Directors were appointed to the Company.

53.1.2.
In the event that the Chairman of the Board ceases to serve as a Director in the Company, the Board, in its first meeting held thereafter, shall appoint one of its members to serve as a new Chairman who will serve in his position for the term set in the appointment resolution, and if no period is set, until the appointment of a new Chairman, as provided in this Article.

53.1.3.
In the event that the Chairman of the Board is absent from a meeting of the Board within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to preside at the meeting, the Board shall appoint one of the Directors present to preside at the meeting.

53.1.4.	The Board may, by a majority vote, remove at any time the current Chairman and elect a new Chairman in accordance with Article 53.1.1.

53.2.	Authority

53.2.1.	The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

53.2.2.	In the event of deadlock vote, the Chairman of the Board shall not have an additional or casting vote and the resolution as to which there is a deadlock vote shall be deemed not to have passed.

53.2.3.
The Chairman of the Board is entitled, at all times, at his initiative or pursuant to a resolution of the Board, to require reports from the General Manager in matters pertaining to the business affairs of the Company.

53.2.4.	The Chairman of the Board shall not serve as the General Manager of the Company, unless he is appointed to such position in accordance with the provisions of the Companies Law.

53.2.5.	The Chairman of the Board shall not serve as a member of the audit Committee.

54.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts performed at any meeting of the Board, or of a Committee, in a bona fide manner, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants of any such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

MINUTES

55.	Minutes

55.1.
Minutes of each General Meeting and of each meeting of the Board and Committee shall be recorded and duly entered in the Company’s books provided for that purpose.  Such minutes shall set forth all resolutions adopted at each such meeting and, with respect to minutes of Board and Committee meetings, the names of the persons present at such meetings.

55.2.
Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

OFFICERS; AUDITOR

56.	The General Manager

56.1.
Subject to the restrictive provisions set forth in Article 45.6.2.7 above, the Board shall appoint a General Manager, and may appoint more than one General Manager. Subject to Article 53.2.4, the General Manager may be a Director. Such appointment(s) as General Manager may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.  The General Manager may receive the title of “Chief Executive Officer,” “President” or such other title as the Board may determine.

56.2.	The Authority of the General Manager

56.2.1.	The General Manager is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

56.2.2.
The General Manager shall have all managerial and operational authorities, which were not conferred by Law or pursuant to these Articles to any other organ of the Company, and he shall be under the supervision of the Board.

56.2.3.
In the event the Board appoints more than one General Manager, the Board may determine the respective positions and functions of the General Managers and allocate their authorities as the Board may deem appropriate.

56.2.4.	The Board may assume the authority granted to the General Manager, either with respect to a certain issue or for a certain period of time.

56.2.5.	In the event that the General Manager is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

56.2.6.	The General Manager, with the approval of the Board, may delegate to his subordinates any of his authorities.

57.	Internal Controller

57.1.
The Board shall appoint an internal controller to the Company in accordance with the proposal of the audit Committee and with the provisions of the Companies Law. The internal controller shall report to the Chairman of the Board, the General Manager and the Chairman of the audit Committee, all to the extent required by Law.

57.2.	The internal controller shall file with the Board a proposal for an annual or other periodic work plan, which shall be approved by the Board, subject to any changes it deems appropriate.

58.	Other Officers of the Company

Subject to the restrictive provisions set forth in Article 45.6.2.7 above, the Board may appoint, in addition to the General Manager and the internal controller, other officers, define their positions and authorities, and set their compensation and terms of employment. The Board may authorize the General Manager to exercise any or all of its authorities stated in this Article.

59.	The Auditor

59.1.
The Shareholders at the Annual General Meeting shall appoint an auditor for a period ending at the close of the following Annual General Meeting or for a period not to extend beyond the close of the third Annual General Meeting following the Annual General Meeting at which he was appointed. Subject to the provisions of the Companies Law, the General Meeting is entitled at any time to terminate the service of the auditor.

59.2.
The Board shall fix the compensation of the auditor of the Company for his auditing activities, and shall also fix the compensation of the auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

DISTRIBUTIONS

60.	General

Subject to the restrictive provisions set forth in Article 35 above, the Company may effect a distribution to its Shareholders to the extent permitted by the Companies Law. Except as permitted by the Companies Law or Companies Regulations, distributions shall not be made except out of the profits of the Company legally available for such distributions.

61.           Dividend and Bonus Shares

Subject to the restrictive provision set forth in Article 35 above:

61.1.	Right to Dividend or Bonus Shares

61.1.1.
A Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Board , provided in each case the distribution is permitted in accordance with the provisions of the Companies Law and consistent with the rights attached to the shares held by such Shareholder.

61.1.2.
The Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

61.2.	Specific Dividend

Subject to the restrictive provisions contained in Article 35 above, upon the recommendation of the Board approved by a resolution of the General Meeting adopted by an Ordinary Majority, a dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up Shares, debentures or other securities of the Company or of any other companies, or in any combination thereof.

61.3.	Deductions from Dividends

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a Share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other debt permitted to be setoff in accordance with applicable law.

61.4.	Retention of Dividends

61.4.1.
The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a Share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

61.4.2.
The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a Share in respect of which any person is, under Article 19.4, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such Share or shall transfer the same.

61.5.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a Share may be paid by check sent by registered mail to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such Share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company.  Every such check shall be sent at the risk of the person entitled to the money represented thereby.

61.6.	An Unclaimed Dividend

All unclaimed dividends or other moneys payable in respect of a Share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed.  The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

61.7.	Receipt from a Joint Holder

If two (2) or more persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus Shares or other moneys payable or property distributable in respect of such Share.

61.8.	Manner of Capitalization of Profits and the Distribution of Bonus Shares

Subject to the restrictive provisions contained in Article 35 below, upon the recommendation of the Board approved by a resolution of the General Meeting adopted by an Ordinary Majority, the Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of Shares and standing to the credit of the Share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any un-issued Shares or debentures or other securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued Shares or debentures or other securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

61.9.
The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus Shares, distributions referred to in this Article 61or otherwise, and in particular, to issue certificates for fractions of Shares and sell such fractions of Shares in order to pay their consideration to those entitled thereto, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

61.10.	The provisions of this chapter shall also apply to the distribution of Shares.

62.	Acquisition of Shares

62.1.
Subject to the restrictive provisions contained in Article 35 above and the fulfillment of the conditions of a permitted distribution under the Companies Law, the Company is entitled to acquire or to finance an acquisition, directly or indirectly, of Shares of the Company, including incurring an obligation to take any of these actions. In the event that the Company so acquired any of its Shares, any such Share shall become a dormant Share, and shall not confer any rights, so long as it held by the Company.

62.2.
Subject to the restrictive provisions contained in Article 35 above and the provisions of the Companies Law, a Subsidiary of the Company may acquire or finance an acquisition, directly or indirectly, of Shares of the Company, or incur an obligation with respect thereto, to the same extent that the Company may make a distribution. In the event a Subsidiary of the Company so acquired any of the Company’s Shares, any such Share shall not confer any voting rights, so long as it is held by such Subsidiary.

INSURANCE, INDEMNIFICATION AND RELEASE OF OFFICE HOLDERS

63.	Insurance of Office Holders

63.1.	The Company shall not insure against the liability of its Office Holders save in accordance with the following provisions of this Article 63.1.

63.1.1.
The Company may enter into a contract to insure against the liabilities of its Office Holders for an obligation imposed on an Office Holder in consequence of an act done by the Office Holder in his capacity as an Office Holder of the Company, in any of the following cases:

(a)	A breach of his duty of care to the Company or to another person;

(b)	A breach of his fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not harm the Company; and

(c)	A financial liability imposed on him in favor of another person.

(d)
(i) Expenses, including reasonable litigation expenses and legal fees, incurred by the Office Holder as a result of a proceeding instituted against such Office Holder in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Securities Law, or (C) infringements pursuant to the provisions of Chapter I'1 under the Securities Law and (ii) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law (amended December 2011).

63.1.2	The Company shall not enter into a contract to insure against the liability of its Office Holders for any of the following:

(a)	A breach of the fiduciary duty vis-à-vis the Company, unless the Office Holder acted in good faith and had reasonable grounds to presume that the act would not harm the Company;

(b)	An intentional or reckless breach of the duty of care, other than a negligent breach of the duty of care;

(c)	An intentional act the purpose of which is deriving a personal profit; and

(d)	A fine imposed on him.

64.	Indemnification of Office Holders

64.1.	The Company shall not indemnify its Office Holders save in accordance with the following provisions of this Article 64.

64.2
Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable Law, the Company may indemnify any of its Office Holders to the fullest extent permitted by the Companies Law as follows:

64.2.1	The Company may indemnify any of its Office Holders, whether prospectively or retroactively, with respect to liabilities or expenses as listed below:

(a)
A monetary obligation imposed on the Office Holder in favor of another person pursuant to a judgment, including a judgment given in settlement or a court-approved arbitration award, provided that, in connection with a prospective indemnification: (i) the Board resolves in advance those categories of events which in its opinion can be foreseen at the time the undertaking to indemnify is given in light of the Company’s then current activities, listing such categories of events in its resolution; and (ii) the Board sets either a reasonable limit to the amounts for such indemnification under the circumstances or a reasonable criteria to determine such amounts;

(b)
Reasonable litigation expenses, including attorney’s legal fees, actually expended by the Office Holder in consequence of an investigation or proceeding instituted against the Office Holder by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against the Office Holder and without imposing on the Office Holder a financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against the Office Holder but with imposing on such Office Holder a financial obligation in lieu of criminal proceedings in respect of an offense that does not require the proof of criminal intent or in connection with a financial sanction (amended December 2011).

For the purposes hereof: (i) a proceeding that ended without an indictment in a matter in respect of which an investigation was conducted, means – closing the case pursuant to Section 62 of the Criminal Procedure Act [Combined Version] 5742-1982 (the “Criminal Procedure Act”) or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Act; and (ii) “Financial obligation in lieu of a criminal proceeding”, means – a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Penal Act 5746-1985, a fine with respect to an offense which was defined as a “finable offense” under the Criminal Procedure Act, a fine or a monetary sanction.

(c)
Reasonable litigation costs, including attorney’s legal fees incurred by the Office Holder or which the Office Holder is ordered to pay by a court, in a proceeding filed against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge of which the Office Holder is acquitted, or in a criminal charge of which the Office Holder is convicted of an offense that does not require proof of criminal intent.

(d)
Expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder as a result of a proceeding instituted against such Office Holder in relation to (A) infringement that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Securities Law (amended December 2011).

(e)	Payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law (amended December 2011).

64.3	The Company may not indemnify its Office Holders for liability for any of the events specified in Article 63.1.2 above.

65.	Exemption of Office Holders

The Company may only exempt an Office Holder from his liability vis-à-vis the Company in accordance with the following:.

65.1
The Company may exempt its Office Holders in advance for all or any of such Office Holders’ liability for damage in consequence of a breach of the duty of care vis-à-vis the Company, other than for a breach of duty of care stemming from a Distribution (as such term is defined in the Companies Law); and

65.2
The Company may not exempt its Office Holders from liability for any breach of fiduciary duty vis-à-vis the Company, and from liability for any of the events specified in Article 63.1.2(a) through and including 63.1.2(d) above.

66.	General

The provisions of Articles 63, 64 and 65 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or exemption from liability in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or exemption from liability is permitted under the Companies Law.

LIQUIDATION

67.	Liquidation

67.1.
Subject to applicable Law, in a Liquidation Event and/or a Deemed Liquidation, the proceeds of such Liquidation Event and/or Deemed Liquidation shall be paid as follows (unless the Preferred Majority elects otherwise): (i) the holders of Preferred Shares shall be entitled to receive prior to and in preference to the holders of all other Shares in the Company, for each Preferred Share then held, the  respective Original Issue Price (adjusted for any Recapitalization Event), plus any declared and unpaid dividends thereon (the “Preference Amount”); and (ii) after the payment in full of the Preference Amount, and to the extent any assets remain legally available for distribution by the Company, the holders of Ordinary Shares shall be entitled to receive for each Ordinary Share held, an amount per share up to the Price Per Share, adjusted for any Recapitalization Event (the “Ordinary Share Preference Amount”); and (iii) after the payment in full in accordance with (i) and (ii) herein, then the remaining assets legally available for distribution, if any, shall be distributed to the holders of the Preferred Shares (on an as-converted basis) and Ordinary Shares, pro-rata to the number of shares outstanding (on an as converted basis).

67.2
If the funds or assets available for distribution are less than the amount needed to pay the Preference Amount, the holders of Preferred Shares shall be entitled to receive a pro rata portion of the amount available for distribution, based on the Preference Amount to which each Preferred Shareholder is entitled hereunder. If, after the payment in full of the Preference Amount, the remaining funds or assets available for distribution, if any, are less than the amount needed to pay the Ordinary Share Preference Amount, the holders of Ordinary Shares shall be entitled to receive a pro rata portion of the amount available for distribution, based on the Ordinary Shares Preference Amount to which each Ordinary Shareholder is entitled hereunder.

ACCOUNTS

68.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law.  Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors. A Shareholder, not being a Director, shall not have the right to inspect any account or book or other similar document of the Company, except for any rights expressly conferred by Law or authorized by the Board or by a resolution of the General Meeting adopted by an Ordinary Majority.

69.	Audit

Without derogating from the requirements of any applicable Law, at least once in every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

RIGHTS OF SIGNATURE, STAMP AND SEAL

70.	Rights of Signature and Stamp

70.1.
The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

70.2.	The Company shall have at least one official stamp.

NOTICES

71.	Notices

71.1.
Any written notice or other document may be served by the Company upon any Shareholder either personally, by prepaid registered mail (airmail if sent to a place outside Israel), facsimile transmission or by electronic mail, addressed to such Shareholder at his address as appearing in the Register or such other address as he may have designated in writing for the receipt of notices and other documents.  Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the corporate secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered office.

71.2
Any such notice or other document shall be deemed to have been served two (2) Business Days after it has been posted (seven (7) Business Days if sent internationally), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the corporate secretary or the General Manager), provided, however, that a notice sent by facsimile or other electronic means and confirmed by registered mail as aforesaid, shall be deemed to have been given on the first Business Day (other than Sunday) after such facsimile or other electronic communication has been sent or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 71. Unless otherwise provided in these Articles, the provisions of this Article 71 shall also apply to written notices permitted or required to be given by the Company to any Director or by any Director to the Company.

71.2.
All notices to be given to the Shareholders shall, with respect to any Share held by persons jointly, be given to whichever of such persons is named first in the Register, and any notice so given shall be sufficient notice to the holders of such Share.

71.3.
Any Shareholder whose address does not appear in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

71.4.
Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.